Exhibit 99.1

News Release

For Information, Contact:

Media - Susan Moore, 281-836-7398

Investors - David Oatman, 281-836-7035

EXTERRAN NAMES BRAD CHILDERS

CHIEF EXECUTIVE OFFICER

•	Mark Sotir – Executive Vice Chairman

•	D. Bradley Childers – President and Chief Executive Officer

•	William M. Austin – Executive Vice President and Chief Financial Officer

•	Rob Rice – President, North America Operations

HOUSTON (Dec. 8, 2011) – Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced new leadership.

The Exterran Holdings board of directors has appointed Mark Sotir executive vice chairman of Exterran and named D. Bradley Childers president and chief executive officer (CEO) of Exterran. Sotir also serves as a member of the Exterran Holdings board of directors.

“With Brad’s in-depth knowledge of our industry and company, we are confident that he is the right person to lead Exterran,” said Gordon Hall, chairman of the board of Exterran Holdings. “Bringing together an experienced leader from within the company and a respected expert from the board gives us what we believe is a great combination to lead us forward.”

Additionally, the board has appointed William M. Austin executive vice president and chief financial officer (CFO) of Exterran Holdings, succeeding J. Michael Anderson, who continues as CFO of the managing general partner of Exterran Partners.

“Bill brings to Exterran a wealth of experience in driving performance improvement, as well as direct experience in the energy services industry and in compression services,” said Childers. “In addition to his role as CFO, Bill will lead our previously announced profitability improvement initiatives.”

Rob Rice has been appointed president, North America Operations, filling the position previously held by Childers.

“Exterran has a proud legacy of service and product excellence,” said Childers. “I’m excited to have the opportunity to lead Exterran, and I am committed to maximizing its performance and long-term potential. I look forward to working with our outstanding employees throughout the world and our expanded management team to deliver value to our customers and investors.”

Sotir joined Exterran’s board in November 2011. He is a managing director at Equity Group Investments, L.L.C. (EGI), a Chicago-based private investment firm, and currently serves on several boards. During his tenure at EGI, he served as interim president of Tribune Interactive. He also has been CEO of Sunburst Technology Corporation and president of Budget Group, Inc. (Budget Rent a Car and Ryder Truck Rental).

Childers, who most recently served as interim CEO of Exterran, was senior vice president of Exterran Holdings since its formation in 2007 and president, North America Operations, since 2008. Childers joined Universal Compression Holdings, Inc. in 2002 and served in a number of leadership roles including senior vice president and president of Universal’s International Division prior to the merger with Hanover Compressor Company to form Exterran Holdings. Before joining Universal in 2002, Childers held various positions with Occidental Petroleum Corporation and its subsidiaries.

Austin most recently served as senior vice president and CFO of Valerus Compression Services. He previously served as senior vice president and CFO of Key Energy Services, a publicly traded oilfield services firm. Prior to Key Energy, he worked in various senior operating and financial management positions across numerous industries including energy, banking, software and aerospace.

Rice was most recently vice president of Exterran’s U.S. Gulf Coast Region. He previously served in a variety of operations, sales management and business development roles at Hanover. Earlier, he held commercial, financial and leadership positions in retail electricity and natural gas at Enron.

Exterran Partners also announced today that its board of directors has appointed Childers chairman, president and CEO of the managing general partner of Exterran Partners. In addition, Rice has been appointed senior vice president of the managing general partner of Exterran Partners.

All of the appointments will be effective Dec. 12, 2011.

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About Exterran Holdings and Exterran Partners

Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum – from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has more than 10,000 employees and operates in approximately 30 countries.

Exterran Partners, L.P. provides natural gas contract operations services to customers throughout the United States. Exterran Holdings owns an equity interest in Exterran Partners.

For more information, visit http://www.exterran.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Exterran Holdings and Exterran Partners (the “Companies”), which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, expectations relating to the Companies’ future performance under new leadership.

While the Companies believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional, national and international economic conditions and the impact they may have on the Companies and their customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil and natural gas and the impact on the price of oil and natural gas; Exterran Holdings’ ability to timely and cost-effectively execute larger projects; changes in political or economic conditions in key operating markets, including international markets; changes in safety, health, environmental and other regulations; and, as to each of the Companies, the performance of the other entity.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Holdings’ Annual Report on Form 10-K for the year ended December 31, 2010, Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2010, and those set forth from time to time in the Companies’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com. Except as required by law, the Companies expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Exterran Holdings, Inc. and Exterran Partners, L.P.